Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 20, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.023119 per unit, payable on October 15, 2021, to unit holders of record on September 30, 2021.

This month’s distribution increased from the previous month as the result of an increase in the pricing for oil and gas for the Texas Royalty Properties during the month of July. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of July.

WADDELL RANCH

In reporting July production of the Underlying Properties for this month’s press release, production for oil volumes was 102,735 bbls (gross) and was priced at about $71.32 per bbl. Production for gas volumes (including gas liquids) was 249,359 mcf (gross) and was priced at about $3.45 per mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $8,595,054 (gross) for July. Lease Operating Expenses were $2,248,498 (gross) and Capital Expenditures were $10,009,161 (gross) for July. This would put the Trust’s proceeds as a deficit of $ 2,746,953 (net) for the month of July, leaving an excess cost deficit cumulative of $18.2 million (net).

Resulting producing well count relating to activity on the Waddell Ranch properties for the month of July reflects 14 additional recompletion wells (gross) along with the previously stated well count of 61 recompletions giving a total for the year of 75 wells (gross) recompleted and producing. New producing drill well count for the month of July were 4 new drill wells along with the previously stated new drill well count of 30 new drill wells giving the total of new drill wells for the year of 34 (gross) drilled and producing. Both the recompletions and new drill wells are currently receiving revenue on new production, as reflected by the increasing volumes as stated above.

Blackbeard Operating has advised the Trust of the 2021 capital budget of $86.6 million (gross), ($32.5 million net to the Trust) for the Waddell Ranch proposing 91 (gross) drill wells, with 24 (gross) recompletions.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,690 of oil and 11,870 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,772 barrels of oil and 10,570 of gas. The average price for oil was $71.11 per bbl and for gas was $8.09 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,353,995. Deducted from these were taxes of $134,426 resulting in a Net Profit of $1,219,569 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,158,591 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	102,735	249,359	77,051	187,019	*	$71.32	$3.45	**
Texas Royalties	17,690	11,870	15,772	10,570	*	$71.11	$8.09	**
Prior Month
Waddell Ranch	90,258	220,120	67,694	165,090	*	$70.22	$4.21	**
Texas Royalties	17,820	9,894	15,854	8,797	*	$69.06	$7.89	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $81,481 resulting in a distribution of $1,077,575 to 46,608,796 units outstanding, or $0.023119 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839